Exhibit 99.1

January 16, 2009

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

DECEMBER 2008 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of December 31, 2008 served by J:COM’s 24 consolidated franchises reached approximately 3.17 million, up 508,300, or 19.1% since December 31, 2007. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 5.61 million, up 901,400 or 19.1% since December 31, 2007. The bundle ratio (average number of services received per subscribing household) was unchanged at 1.77 as of December 31, 2008 from December 31, 2007, due to the inclusion of Jyohoku New Media Co., Ltd. (Taito Cable Television) and Mediatti Communications, Inc. (Mediatti). The ratio excluding Taito Cable Television and Mediatti increased to 1.80 as of December 31, 2008 from 1.77 since December 31, 2007. The cable television digital migration rate as of December 31, 2008 increased to 78% from 67% as of December 31, 2007.

Year-Over-Year Subscribing Household Comparisons*1: (Rounded to the nearest hundred)

Total consolidated subsidiaries: 24 franchises; 48 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of December 31, 2008	2,557,000	1,486,800	1,569,800	5,613,600	3,167,400
	Digital: 1,997,000
As of December 31, 2007	2,188,000	1,211,600	1,312,600	4,712,200	2,659,100
Net year-over-year increase	369,000	275,200	257,200	901,400	508,300
Net increase as percentage	16.9%	22.7%	19.6%	19.1%	19.1%

*1	Jyohoku New Media Co., Ltd. (Taito Cable Television) and Mediatti Communications, Inc. (Mediatti) became consolidated subsidiaries of J:COM in December 2008. As a result, the following numbers are included. Subscriber information for Taito Cable Television and Mediatti group is subject to adjustment until J:COM has completed its review and determined that it is presented in accordance with J:COM policies.

Taito Cable Television:

11,900 subscribing households, 14,400 RGU total, 10,100 cable television RGU’s, of which 6,700 are digital RGU’s, 4,300 high-speed Internet access RGU’s (as of December 31, 2008)

Mediatti group (6 franchises; 6 systems):

218,900 subscribing households, 300,300 RGU total, 184,100 cable television RGU’s, of which 142,200 are digital RGU’s, 105,300 high-speed Internet access RGU’s and 10,900 telephony RGU’s (as of December 31, 2008)

About Jupiter Telecommunications Co., Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 24 consolidated subsidiaries (as of December 31, 2008) at the local level serving approximately 3.17 million subscribing households (as of December 31, 2008) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 12.24 million *2. Jupiter TV Company, formerly Jupiter TV Co., Ltd., invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html

*2	Sum of the number of homes passed of the J:COM group and the Mediatti group.